Exhibit 99.1


                              JCPenney News Release
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
CONTACT
Tim Lyons                  Quinton Crenshaw           Eli Akresh                  Bob Johnson
Public Relations           Public Relations        Investor Relations           Investor Relations
(972) 431-4834             (972) 431-5581          (972) 431-2207               (972) 431-2217
tmlyons@jcpenney.com       qcrensha@jcpenney.com    eakresh@jcpenney.com        rvjohnso@jcpenney.com
--------------------       ---------------------       --------------------     ---------------------
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                 JCPENNEY REPORTS STRONG FIRST QUARTER EARNINGS

                       Operating Profit More Than Doubles

                       Financial Condition Remains Strong



     PLANO, TX, May 18, 2004 -- J. C. Penney Company, Inc. (NYSE: JCP) reported today that first quarter earnings from continuing operations were $0.38 per share compared to $0.05 per share last year. Net income includes a charge related to the previously announced treatment of Eckerd drugstore operations as a discontinued operation, as discussed below.

     Allen Questrom, Chairman and Chief Executive Officer said, "I am very pleased with JCPenney's continuing progress and first quarter performance. Sales and operating profits far exceeded our plan, reflecting the strengthening of our value proposition for the moderate customer. Our management team is concentrating on delivering fashionable merchandise assortments, superior quality and compelling value with the convenience of our three shopping options
- stores, catalog and Internet. We are focused on consistent execution, creating a more competitive cost structure, and growing our business. Combined with the financial repositioning from the sale of Eckerd, these efforts are expected to continue to enhance shareholder value."

     Addressing second quarter, Questrom added, "We are optimistic that we will continue to see improvement in the economy and consumer spending. Because we face economic and geopolitical issues, we are planning sales and operating profits conservatively. We currently expect second quarter sales to increase low-single digits for both comparable department stores and Catalog/Internet, and earnings to be in the area of six cents per share compared to a three cent loss last year."

Operating Results
-----------------

     First quarter operating profit was $229 million compared with $84 million last year, an increase of 350 basis points as a percent of sales. Operating profit of 5.7 percent of sales, reflects strong sales and continued improvement in the gross margin ratio, coupled with SG&A expense leverage. Comparable department store sales increased 9.5 percent. Sales performance reflects good customer response to both fashion and basic merchandise, planned marketing events and an improved store environment. With a 6.5 percent sales increase, Catalog/Internet's profit contribution continues to generate solid improvement. Customers are responding to improvements in specialty catalogs and the expanded assortments and convenience of the Internet. Internet sales increased about 45 percent for the quarter.

     Department Stores and Catalog gross margin increased by 90 basis points as a percent of sales, reflecting good sell-through of seasonal product, less clearance merchandise, and the continued benefits from centralization initiatives. SG&A expenses were leveraged by 260 basis points as a percent of sales. Expenses were well managed and reflect benefits that continue to be derived from centralization. Expenses also reflect some early savings from the previously announced cost savings initiative, offset by additional implementation costs related to the program.


Discontinued Operations
------------------------

     Beginning in the fourth quarter of 2003, Eckerd results of operations and financial position were reported as a discontinued operation. The first quarter loss from discontinued operations includes a charge of $77 million, net of taxes, to adjust the fair value that was estimated at the end of 2003, as well as Eckerd's operating results for the quarter. Including this charge, net income for the quarter was $0.13 cents per share.

     Attached to this release are quarterly balance sheets and cash flow statements for prior periods that reflect Eckerd and the previously divested Mexico department store operations as discontinued operations.


                                       2

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Financial Condition
-------------------

     The Company's financial condition continues to be strong. With better than planned results in the first quarter, free cash flow from continuing operations improved over last year. At the end of the quarter, cash investments were $3.0 billion and represented approximately 55 percent of the Company's $5.4 billion of consolidated long-term debt. The Company continues to expect to receive approximately $3.5 billion in net cash proceeds from the sale of Eckerd. The sale process is progressing and is expected to be completed by the end of the fiscal second quarter. The Company's strong financial position continues to provide the resources to support and maintain strong liquidity and financial flexibility as it focuses on improving the performance of the business.

     Senior management will host a live conference call and real-time webcast on Tuesday, May 18, 2004, beginning at 9:30 a.m. EDT. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 4323457. The live webcast may be accessed via JCPenney's Investor Relations website (at JCPenney.net), or on StreetEvents.com (for members) and FullDisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of May 1, 2004, J. C. Penney Corporation, Inc. operated 1,021 JCPenney department stores throughout the United States and Puerto Rico, and 59 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.


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                                      3

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions. In addition, non-GAAP terms referenced, such as EBITDA and free cash flow, are defined and presented in the Company's 2003 Annual Report on Form 10-K.

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